CONSULTING AGREEMENT
This “Consulting Agreement” (“Agreement”) with an effective date of March 16, 2018 (the “Effective Date”), sets forth the terms and conditions whereby McKinsey & Company, Inc. United States, with offices at, among other locations, 1200 Nineteenth Street NW, Suite 1000, Washington, D.C. 20036 (“McKinsey”) agrees to provide certain services to Universal Technical Institute, Inc. (“UTI”) with its headquarters located at 16220 N. Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

1.SERVICES.
1.1UTI hereby engages McKinsey, and McKinsey hereby accepts such engagement, as an independent contractor to provide certain services to UTI on the terms and conditions set forth in this Agreement.
1.2McKinsey shall provide to UTI the following consulting services: transformation office development, performance infrastructure, and change management relating to marketing, admissions, future student processing, retention and completion, and cost savings initiatives (collectively, the “Services”). The Services will be more fully-described in one or more mutually-agreeable statements of work (collectively, “SOW”) that will define the scope of work, project specific activities, deliverables, and benchmarks. In the event that the SOW and Agreement are in conflict, the Parties will attempt to harmonize the SOW and Agreement. If that is not accomplished, this Agreement shall take control. McKinsey shall provide to UTI the variety of bundled services set forth above and detailed in the SOW. In order to perform the Services, McKinsey will deploy a set of full-time teams and part-time senior experts to establish the transformation infrastructure and to support the UTI team in planning and implementing the initiatives as set forth in the SOW.
1.3It is expressly acknowledged and agreed that the role of McKinsey is to be advisory in nature and under no circumstances will any member(s) of the McKinsey team serving UTI be considered to be an officer, director, or employee of UTI, or have the power or authority to bind or commit UTI including, without limitation, the power or authority to enter into any agreement or undertaking on behalf of UTI, nor will McKinsey engage in any student recruiting activity constituting securing enrollments or the award of financial aid under Title IV of the Higher Education Act of 1965, as amended, and the rules and regulations thereunder (the “HEA”). McKinsey is not UTI’s agent or fiduciary.
1.4To the extent McKinsey performs any Services on UTI’s premises or using UTI’s equipment, McKinsey shall comply with all applicable policies of UTI relating to business and office conduct, health and safety, and use of UTI’s facilities, supplies, information technology, equipment, networks, and other resources.
1.5Unless otherwise set forth in the SOW, McKinsey shall furnish, at McKinsey’s own expense, the equipment, supplies, and other materials used to perform the Services. UTI shall provide

McKinsey with access to its premises, data, and equipment to the extent necessary for the performance of the Services.
2.TERM. The term of this Agreement shall commence on the Effective Date and shall continue from the Effective Date to September 30, 2020, unless earlier terminated in accordance with Section 10 below (the “Term”) or by mutual agreement of the parties. Any extension of the Term will be subject to a mutual written agreement between the parties.
3.FEES AND EXPENSES.
3.1The compensation to McKinsey for the combined collective Services in this Agreement shall be comprised of the following package: UTI shall pay McKinsey a fee of $9,300,000.00, which shall be reduced by the $330,000.00 in fees incurred prior to execution of this Agreement (the “Fee”). To the extent those incurred fees are invoiced prior to the first invoice issued under the SOW, then the total Fee shall be reduced accordingly to $8.97M. UTI shall pay the fee in sixteen (16) equal monthly installments commencing thirty (30) days after the Effective Date, with all subsequent payments to be due on the same day of each month after that. If any payment falls due on a Saturday, Sunday, or federal holiday, the payment shall be due on the next business day. McKinsey shall be eligible for an additional fee of up to $4,660,000.00 (the “Revenue Sharing Fee and Cost Savings Sharing”) pursuant to the SOW. This combined fee package shall constitute consideration for the complete collective scope of Services to be rendered by McKinsey pursuant to the SOW. McKinsey acknowledges that McKinsey will receive an IRS Form 1099-MISC from UTI, and that McKinsey shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2 below.
3.2McKinsey is solely responsible for any travel or other costs or expenses incurred by McKinsey in connection with the performance of the Services, and in no event shall UTI reimburse McKinsey for any such costs or expenses. Without limiting the foregoing, the Fee and Revenue Sharing Fee are inclusive of all costs and expenses.
4.RELATIONSHIP OF THE PARTIES.
4.1McKinsey is an independent contractor of UTI, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between McKinsey and UTI for any purpose. McKinsey has no authority (and shall not hold itself out as having authority) to bind UTI and McKinsey shall not make any agreements or representations on UTI’s behalf without UTI’s prior written consent.
4.2Without limiting Section 4.1, McKinsey will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by UTI to its employees, and UTI will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on McKinsey’s behalf. McKinsey shall be responsible for, and shall indemnify UTI against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by McKinsey in connection with the performance of the Services shall be

McKinsey’s employees or contractors and McKinsey shall be fully responsible for them and indemnify UTI against any claims made by or on behalf of any such employee or contractor.
5.INTELLECTUAL PROPERTY RIGHTS.
5.1UTI is and shall be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services furnished under this Agreement, including but not limited to the deliverables set out on SOW (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. McKinsey agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for UTI. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” McKinsey hereby irrevocably assigns to UTI, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.
5.2Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). McKinsey hereby irrevocably waives, to the extent permitted by applicable law, any and all claims McKinsey may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.
5.3Except as provided herein or required by applicable law and/or regulation, UTI agrees that it will not use McKinsey’s name, refer to McKinsey’s work, or make the Deliverables or the existence or terms of this Agreement available outside UTI without McKinsey’s prior written permission.
5.4Notwithstanding Section 5.1, McKinsey shall retain ownership of all concepts, know-how, tools, frameworks, models, and industry perspectives developed or enhanced outside of or in connection with the Services (the “McKinsey Tools”), it being understood that none of the McKinsey Tools will contain the UTI’s Confidential Information. To the extent the Deliverables include any McKinsey Tools, McKinsey hereby grants UTI a non-exclusive, non-transferable, non-sublicenseable, worldwide, royalty-free license to use and copy the McKinsey Tools solely as part of the Deliverables and subject to the conditions set forth in Section 5.3.
6.CONFIDENTIALITY.
6.1McKinsey acknowledges that McKinsey will have access to information that is treated as confidential and proprietary by UTI including without limitation the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, and finances, in each case whether spoken, written, printed, electronic, or in any other form or medium; such information may also include student “education records” containing “personally identifiable information” about students and/or prospective students of UTI that is or could become protected by the Family Educational Rights and Privacy Act, 20 U.S.C. 1232g and 34 CFR Part 99 (“FERPA”) (collectively, the “Confidential Information”). (All terms in quotation marks in this paragraph shall have the meaning ascribed under FERPA.) The parties accordingly agree that for the purpose of this Agreement only, McKinsey shall be a “school official” with “legitimate educational interests” in student data, and as such McKinsey agrees to abide by the requirements imposed by 34 CFR 99.33(a) and McKinsey will not re-disclose education records containing student data to third parties without the prior written consent of UTI. McKinsey further acknowledges and agrees that it shall use student data solely on a need-to-know basis in pursuit of the commitments and undertakings of this Agreement, and shall limit disclosure to those individuals within its organization that have a “legitimate educational interest”.
6.2Any Confidential Information that McKinsey develops in connection with the Services, including but not limited to any Deliverables (excluding the McKinsey Tools), shall be subject to the terms and conditions of this clause. McKinsey agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of UTI in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. McKinsey shall notify UTI immediately in the event McKinsey becomes aware of any loss or disclosure of any Confidential Information.
6.3Confidential Information shall not include information that:
(a)is or becomes generally available to the public other than through McKinsey’s breach of this Agreement; or
(b)is communicated to McKinsey by a third party that had no confidentiality obligations with respect to such information.
6.4UTI agrees that it will not use McKinsey’s name in publicly filed documents without prior written consent unless otherwise required by law or NYSE listing requirements. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. McKinsey agrees to provide written notice of any such order to an authorized officer of UTI within seven (7) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit UTI to contest the order or seek confidentiality protections, as determined in UTI’s sole discretion.
7.REPRESENTATIONS AND WARRANTIES; COVENANTS.
7.1McKinsey represents and warrants to UTI, as of the Effective Date and throughout the entire Term of the Agreement, as follows:
(a)McKinsey has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of McKinsey’s obligations in this Agreement;
(b)McKinsey is not affiliated with UTI and is not affiliated with any other institution that provides educational services, as the concept of affiliation is defined in provisions including, but not limited to, 2 C.F.R. § 180.905;

(c)McKinsey’s entering into this Agreement with UTI and McKinsey’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which McKinsey is subject;
(d)McKinsey has the required skill, experience, and qualifications to perform the Services. McKinsey shall perform the Services in a professional and workmanlike manner in accordance with industry standards for similar services and McKinsey shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
(e)McKinsey shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;
(f)UTI will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind; and
(g)all Deliverables are and shall be McKinsey’s original work (except for material in the public domain or provided by UTI) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.
7.2McKinsey further covenants and agrees that, during the entire Term of this Agreement, it shall not:
(a)engage in any student recruiting activity, or secure any enrollments or the award of any federal financial aid, as defined at 34 CFR 668.14(b)(22)(iii), or provide any commission, bonus, or other incentive payment based in any part, directly or indirectly, upon success in securing enrollments or the award of financial aid, to any McKinsey employee, independent contractor, consultant, subcontractor, or other person or entity engaged in any student recruitment or admission activity, or such McKinsey employee, independent contractor, consultant, subcontractor, or other person or entity with responsibility for recruitment or admission of students;
(b)determine the number of students accepted for admission or enrollment at UTI
(c)undertake any actions involving the administration of federal financial aid under Title IV of the HEA or that could cause McKinney to become a “third party servicer” as defined at 34 CFR 668.25.
7.3McKinsey covenants and agrees that, during the entire Term of this Agreement, it shall provide the full bundled array of Services pursuant to Section 1.2 above and as is more fully described in the SOW.
7.4UTI represents and warrants to McKinsey that:
(a)it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and
(b)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7.5Many situations may arise that are not fully or clearly covered by the terms set forth in this Agreement. The parties represent to each other that they will work in good faith to resolve such situations in the spirit of this Agreement.
8.INDEMNIFICATION & LIABILITY.
8.1McKinsey shall defend, indemnify, and hold harmless UTI and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interests, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) to the extent arising out of or resulting from McKinsey’s breach of any express representation, covenant or warranty under this Agreement.
8.2UTI may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to McKinsey.
8.3The Services shall not be deemed investment, legal, tax, accounting or other regulated advice. McKinsey does not supplant UTI’s management or other decision-making bodies and does not guarantee results. UTI remains solely responsible for its decisions, actions, use of the Deliverables and compliance with applicable laws, rules and regulations. UTI agrees to pay for reasonable costs McKinsey incurs as a result of its required participation as a non-party in any legal, regulatory, or administrative proceeding relating to the Services. In no event shall McKinsey’s liability to UTI in connection with the Services exceed the fees received by McKinsey in connection with the Services, plus reasonable attorneys’ fees and costs. Neither party will be liable for any lost profits or other indirect, consequential, incidental, punitive or special damages.
9.INSURANCE. During the Term, McKinsey shall maintain in force adequate workers’ compensation, commercial general liability, errors and omissions, and other forms of insurance, in each case with insurers reasonably acceptable to UTI, with policy limits sufficient to protect and indemnify UTI and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members, controlling persons, and successors and assigns, from any losses resulting from McKinsey’s conduct, acts, or omissions or the conduct, acts, or omissions of McKinsey’s agents, contractors, servants, or employees. UTI shall be listed as an additional insured under such policy, and McKinsey shall forward a certificate of insurance verifying such insurance upon UTI’s written request, which certificate will indicate that such insurance policies may not be canceled before the expiration of a 30-day notification period and that UTI will be immediately notified in writing of any such notice of termination.
10.TERMINATION.
10.1Either McKinsey or UTI may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the other party does not cure such breach within thirty (30) days after receipt of written notice of such breach.
10.2Either party may, upon written notice to the other party, terminate the Agreement for cause if any of the following conditions arise:

(a)The change or announcement of an impending change in actual or de facto control of either party;
(b)Neither the current UTI C.E.O. or C.O.O. are directly responsible for the management of the consulting arrangement with McKinsey such that successful execution of the Agreement is no longer a key business priority for UTI;
(c)A material change in the business portfolio, e.g., programs and campuses, of UTI that was not previously disclosed to McKinsey;
10.3 In the event any of the conditions occur in 10.3(a) or 10.3(b), as set forth below, the parties pledge to work in good faith to modify this Agreement in a manner consistent with objectives of this agreement as the preferred alternative to termination. In the event such modification is not possible, the parties will work in good faith to effectuate an organized wind-down of the Services.
(a)A change in regulation or laws which makes it unlikely that the SOW can be achieved; or
(b)A force majeure event, including, without limitation, labor disputes, strikes, walk-outs, delays relating to supply of services, disruption in supply chain, damage to or breakdown of UTI’s headquarters, hurricanes, earthquakes, floods, snow storms, ice storms, electrical failure or any other natural disasters or acts of God, war, sabotage, military actions (or the escalation thereof), terrorist attack, or epidemic, occurs which materially impacts the Fee or the Revenue Sharing Fee.
10.4UTI may terminate this Agreement without cause upon thirty (30) days' written notice to McKinsey. The effective date of termination shall be thirty (30) days after the date of written notice.
10.5In the event McKinsey terminates for UTI’s breach under Section 10.1, or McKinsey terminates for cause under Section 10.2, or UTI terminates without cause pursuant to Section 10.4, UTI shall pay McKinsey amounts as set forth on the following table in accordance with the timing of the termination as set forth below:

Termination Timing	Amount
after April 30, 2018	2,900,000
after May 31, 2018	3,900,000
after June 30, 2018	4,800,000
after July 31, 2018	5,650,000
after August 31, 2018	6,350,000
after September 30, 2018	7,050,000
after October 31, 2018	7,700,000
after November 30, 2018	8,350,000
after December 31, 2018	8,970,000

Additionally, UTI shall pay McKinsey the greater of (a) the Revenue Sharing Fee and/or Cost Savings Sharing already earned or (b) Revenue Sharing Fee and/or Cost Savings Sharing of $1M if terminated on or before December 31, 2018, or $2M if terminated after December 31, 2018 and on or before December 31, 2019, or $3M if terminated after December 31, 2019 and on or before September 30, 2020.
10.6In the event UTI terminates for McKinsey’s incurable breach under Section 10.1, McKinsey shall retain any fees paid regardless of whether from the Fee, Revenue Sharing Fee, and/or Cost Savings Sharing and shall not be entitled to any other fees whatsoever.
10.7In the event any of the conditions in Section 10.2 occur, the parties pledge to work in good faith to modify this Agreement in a manner consistent with objectives of this Agreement as the preferred alternative to termination. In the event such modification is not possible, the parties will work in good faith to effectuate an organized wind-down of the Services.
10.8Upon expiration or termination of this Agreement for any reason, or at any other time upon UTI’s written request, McKinsey shall, within fifteen (15) days after such expiration or termination:
(a)deliver to UTI all Deliverables (whether complete or incomplete) and all data, information, finances, hardware, software, tools, equipment, or other materials provided for McKinsey’s use by UTI;
(b)deliver to UTI all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;
(c)permanently erase all of the Confidential Information from McKinsey’s computer systems; and
(d)certify in writing to UTI that McKinsey has complied with the requirements of this clause.
10.9The terms and conditions of this clause and Sections 4, 5, 6, 7, 8, 11, 12, 13, and 14 shall survive the expiration or termination of this Agreement.
11.NON-SOLICITATION. McKinsey agrees that during the Term of this Agreement and for a period of 12 months following the termination or expiration of this Agreement, it shall not make any solicitation to employ UTI’s personnel without written consent of UTI to be given or withheld in UTI’s sole discretion.
12.ASSIGNMENT. Neither party may assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against each of the parties hereto and their respective successors and assigns.
13.MISCELLANEOUS.
13.1All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile, email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.
13.2This Agreement, together with any other documents incorporated herein by reference, and the SOW constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, drafts, representations, and warranties, both written and oral, with respect to such subject matter.
13.3This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.
13.4The failure of any party to insist in any one or more instances upon the performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.
13.5This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party.
13.6This Agreement shall be interpreted without any presumption or inference based upon or against the party causing this Agreement to be drafted. UTI acknowledges that McKinsey is not a registered lobbyist and agrees that McKinsey will not be performing lobbying services under this Agreement.
13.7If any term of this Agreement is to any extent illegal, otherwise invalid, or incapable of being enforced, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms hereof shall remain in full force and effect.
13.8In the event that the parties working in good faith are unable to resolve any dispute arising under the Agreement within thirty (30) days, or such earlier time period as mutually agreed by the parties, such dispute (other than a dispute related to a breach of confidentiality) shall then be decided exclusively by confidential, binding, non-appealable arbitration in the County of New York, New York under the Commercial Arbitration Rules then in effect (the “Rules”) of the American Arbitration Association (the “AAA”), before a sole arbitrator who shall be a retired or former judge or attorney with at least ten (10) years of experience and be mutually acceptable to the parties. If the parties cannot agree upon an arbitrator within thirty (30) days after the initiation of arbitration then the appointment of the sole arbitrator shall be made by the AAA in accordance with the Rules, except as they may be modified by the mutual agreement of the parties. The award of any arbitration shall be final, conclusive and binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction. The arbitrator shall be limited, in granting any relief, to comply with the provisions of this Agreement, including with respect to the award of damages or the limitation thereof. Either party may seek interim measures of protection concerning any subject matter of the dispute subject to arbitration, including but not limited to interim injunctive relief, in a court of competent jurisdiction located in the County of New York, New York.
13.9With respect to either party, the term “affiliates” means any entities that directly or indirectly control or are controlled by, or under the same control as, such party or any other entities affiliated with such party or entities. Unless noted otherwise, any reference to McKinsey and/or UTI shall include affiliates.
13.10This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.
If this Agreement accurately sets forth the understandings by and between UTI and McKinsey, execute the enclosed copy of this Agreement and return it to UTI.
UNIVERSAL TECHNICAL INSTITUTE, INC.
BY:________________________________
Name:______________________________
Title:_______________________________
Date:_______________________________

MCKINSEY & COMPANY, INC. UNITED STATES
BY:________________________________
Name:______________________________
Title:_______________________________
Date:_______________________________
Federal Tax Id. No.: